Exhibit 99.1

Company Name:	PFSweb, Inc.
Conference Title:	PFSweb, Inc. Fourth Quarter 2016 Earning
Moderator’s Name:	Mike Willoughby
Conference Date:	March 16, 2017
Conference Time:	11:00 AM ESTRN-BASE
Confirmation Code:	9392101
Operator:	Lisa Sylva
Prepared By:	Melody Neufeld

	Name	Affiliation	Phone	Dial In Time	Disconnect Time
1	**Mike Willoughby	Moderator	(212)-753-8841	10:49 AM	12:13 PM
2	*Gib Dawson	Speaker	(972)-521-5141	10:50 AM	11:02 AM
3	*Sean Mansouri	Coordinator	(626)-283-6199	10:51 AM	11:23 AM
4	*Tom Madden	Speaker	(972)-521-5141	11:01 AM	12:13 PM
5	*Webcast	Nasdaq	(604)-983-3849	10:34 AM	12:13 PM
6	Alex Silverman	Special Situations Fund	(212)-319-6611	10:53 AM	12:12 PM
7	Aron Bohlig	Comcap	(415)-235-8270	11:10 AM	12:12 PM
8	Brad Lawson	Point Defiance Capital	(253)-444-0351	11:09 AM	12:12 PM
9	Chris Castellaw	UBS	(404)-479-6025	10:59 AM	12:12 PM
10	Chris Cerniglia	Stifel	(561)-615-5458	11:01 AM	12:13 PM
11	Cindy Almond	PFSweb	(214)-850-8753	11:03 AM	12:00 PM
12	Cody Slach	Liolios	(949)-574-3860	10:57 AM	12:06 PM
13	David Bittermann	Oppenheimer	(817)-333-3911	11:00 AM	12:05 PM
14	David Rayson	PFSweb	(940)-395-4013	11:03 AM	11:05 AM
15	George Sutton	Craig Hallum	(612)-334-6331	10:59 AM	12:12 PM
16	Ian Bell	S&P Global	(646)-652-0828	10:52 AM	12:13 PM
17	Jason Kreyer	Craig Hallum	(612)-334-6328	10:59 AM	12:13 PM
18	Jaybe Cata	FactSet	(632)-908-2658	10:42 AM	12:14 PM
19	Jeff Murray	PFSweb	(214)-686-1429	10:59 AM	12:12 PM
20	Jennifer Davis	Private Investor	(214)-460-1261	10:51 AM	12:12 PM
21	Jenny Pacheco	S&P Global	(212)-438-1000	10:42 AM	12:14 PM
22	Jeremy Magers	BDO	(817)-205-3832	10:55 AM	12:13 PM
23	Jillian Matlock	BMO Harris Bank	(312)-461-3444	10:59 AM	11:56 AM
24	Jim Curran	Moonbridge	(847)-373-9212	11:02 AM	12:13 PM
25	Joe Hamilton	PFSweb	(952)-393-4813	11:05 AM	11:23 AM
26	John Carraux	Punch and Associates	(952)-224-4350	10:54 AM	11:59 AM
27	John David	Bloomberg Financial	(855)-300-1230	10:53 AM	12:14 PM
28	John Ryan	PFSweb	(612)-845-6011	11:02 AM	11:58 AM
29	John Smith	Bloomberg Financial	(855)-300-1230	10:51 AM	12:14 PM
30	Jonathan Walters	PFSweb	(972)-881-2900	10:56 AM	12:12 PM
31	Joseph Baggio	Private Investor	(718)-939-9825	11:01 AM	12:12 PM
32	Kara Anderson	B.Riley & Company	(310)-689-5224	10:51 AM	12:12 PM
33	Kevin Kopelman	Cowen & Company	(646)-562-1348	11:02 AM	12:14 PM
34	Kyle Krueger	Apollo Capital	(727)-364-7355	10:54 AM	12:13 PM
35	Lawrence Lubrano	PFSweb	(817)-300-0381	10:53 AM	12:13 PM
36	Mamich Chase	Protiviti	(817)-703-6921	10:51 AM	11:58 AM
37	Mark Argento	Lake Street Capital Markets	(612)-326-1311	10:55 AM	12:06 PM
38	Matt Ernst	International Paper	(901)-419-1796	10:54 AM	12:12 PM
39	Michael Graham	Canaccord	(212)-849-3924	10:55 AM	12:13 PM
40	Michael Wright	PFSweb	(972)-521-5141	10:51 AM	12:12 PM
41	Neyaz Hasan	PFSweb	(763)-442-6282	10:59 AM	12:12 PM
42	Nick Stiassni	Stiassni Capital	(310)-317-4500	10:57 AM	11:20 AM
43	Patrick Sweeney	Ancora	(216)-593-5016	10:56 AM	12:13 PM
44	Ryan MacDonald	Wunderlich Securities	(415)-489-6837	10:45 AM	12:11 PM
45	Sam Jones	Delta Group	(661)-380-4002	10:44 AM	12:14 PM
46	Scott Liolios	Liolios Group	(949)-574-3860	10:59 AM	12:12 PM
47	Tiffany Brookman	PFSweb	(469)-348-3934	10:51 AM	12:13 PM
48	Tim Hasara	Kennedy Capital	(314)-432-0400	10:58 AM	11:58 AM
49	Tim Madey	White Pine Capital	(540)-338-3595	10:59 AM	12:14 PM
50	Tom Champion	Cowen	(646)-562-1365	10:58 AM	12:12 PM
51	Toni Jones	Investor Network	(919)-447-3739	10:41 AM	12:14 PM

Please note all times shown are in the Moderator’s time zone.

All attending lines have been separated to show approximate

connection times. Actual times will be reflected in your invoice.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

Presentation

Operator

Good morning, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the Fourth Quarter and Full Year-End December 31, 2016.

Joining us today are the PFSweb’s CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. [Operator Instructions]

Before we go further, I would like to make the following remarks concerning your forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or may involve or are subject to risks, uncertainties and other factors that may affect the PFSweb’s business, financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by the PFSweb with Securities and Exchange Commission to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements. During the call, we will also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales and certain ratios that use these measures. In our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com, you can find our definition of these non-GAAP financial measures, other reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included in the benefit of investors and should be considered in addition to or not instead of GAAP measures. I’d like to remind everyone that this call is available for replay through March 30, 2017, starting at 2:00 p.m. Eastern Time this afternoon. The webcast replay will also be available via the link provided in today’s press release as well as available on the company’s website at www.pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed consent of the PFSweb, Inc. is strictly prohibited. Now I’d like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Sir, please go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Lisa, and good morning, everyone. Before I begin my comments, I’d like to let you know that Tom and I are actually dialed into this conference from separate locations. And if you happen to hear some New York street noise behind me, that would be the reason. As you may have seen earlier, this morning, we issued a press release announcing our results for the fourth quarter and the full year ended December 31, 2016. 2016 marks the largest year of recurring revenue and project bookings in the history of our company. These strong bookings were enabled by our investment in sales, marketing and infrastructure as well as multiple acquisitions over the last 3 years that have expanded our service offering and our addressable market. More details about how we define project bookings, recurring revenue engagements, lifetime contract value and service fee equivalent revenue, can all be found in prior earnings call transcripts, which can be found in the Investor Relations section of our website pfsweb.com. During the fourth quarter, we continue to execute on our sales pipeline with $15 million of new bookings. We also, once again, successfully completed the holiday season with a high-level of client satisfaction during this very important period. In fact, once again, many of our clients exceeded their holiday forecast, creating record volumes through our global distribution centers with a nearly 60% increase in shift order lines during the peak holiday season period. As announced in October, we experienced operational and financial challenges with one of our newly launched fulfillment clients in Q3 and in early Q4. While efforts were made to improve the performance of this client engagement, during the quarter, we and our client have mutually agreed to disengage, rather than attempt to reengineer the solution in 2017. As part of this transition, we agreed to a $600,000 revenue reduction with this client, which reduced our revenue and adjusted EBITDA

WWW.SPCAPITALIQ.COM	1
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

in Q4. We expect to fully transition this client off our platform during the second quarter of 2017, and plan to utilize the freed up infrastructure capacity for more profitable engagements in the back half of the year. Though these operational challenges were driven by this client’s unique industry and seasonal product categories, we have learned from this challenging experience, and we’re moving into 2017, with a greater emphasis on optimizing financial and operational performance across our business, and being more selective in taking on new fulfillment business. Before commenting further, I’d like to turn the call over to Tom, to discuss our financial results. And then, following Tom’s comments, I’ll return to provide some additional highlights and comments, and then we’ll open your — the call up for your questions. Tom?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thank you, Mike, and good morning, everyone. I’ll start with an overview of our 2016 results and then share some comments regarding 2017. Total revenues in the fourth quarter of 2016, increased 14% to $102.5 million compared to $90.1 million in the same period of 2015. Our fourth quarter service fee equivalent revenue increased 18% to $72.7 million. The increase was driven by both new and expanded client relationships as well as approximately $1.1 million of incremental service fees generated by our acquisition of Conexus in June of 2016. Excluding the year-over-year impact of acquisitions, our service fee equivalent revenue growth for the quarter grew organically by approximately 16% over the prior year. As expected, our product revenue declined to $12 million compared to $13.9 million in the same period of 2015 due to the ongoing restructuring activities by our largest — by our last remaining client under this business model. Service fee gross margin in the fourth quarter was 27.7% compared to 31.6% in the same period last year. The expected decrease was primarily due to incremental facility, labor and operating costs, applicable to certain new large fulfillment clients implemented during the year, including the client that Mike referred to earlier. And as Mike indicated, as part of the transition agreement with this particular client, we agreed to a $0.6 million revenue reduction, which was recognized during the December 2016 quarter. The impact of these items was partially offset by the benefit of higher-margin project activity, including our agency and technology services groups. SG&A expenses during the fourth quarter were $22.4 million compared to $19.2 million in the year-ago quarter. If we exclude acquisition-related restructuring and other costs from both periods, the comparative SG&A was $18.4 million versus $17.9 million in the year-ago quarter. Increased sales and marketing costs and costs related to our professional services business during the quarter were partially offset by reduced incentive-based compensation in 2016. Regarding the acquisition-related restructuring and other costs, we recorded a $4.0 million expense in the fourth quarter of 2016. This was primarily related to increased accruals for performance-based contingency payments applicable to our CrossView acquisition, due to improved results for this business in the later part of 2016 and forecasted for 2017. For the fourth quarter of 2016, adjusted EBITDA came in at $6.9 million compared to $7.5 million last year. As a percentage of service fee equivalent, adjusted EBITDA was 9.5% compared to 12.1%. The decline in adjusted EBITDA margin was primarily driven by the previously mentioned incremental facility, labor and operating costs associated with servicing new fulfillment clients as well as the revenue adjustment from the transitioning client relationship, and an increase in sales and marketing and infrastructure resources, partially offset by higher-margin professional services activity and reduced incentive-based compensation.

With these results for the fourth quarter, excuse me, I’ll briefly provided an overview of the full year 2016 financial results. Total revenues in 2016 increased 16% to $334.6 million compared to $288.3 million in 2015. Service fee equivalent revenue increased 24%, to a record $229 million compared to $185.3 million in 2015. This 2016 service fee equivalent revenue, which was slightly above our previous guidance range, included approximately $18 million of incremental revenue generated in 2016 versus the prior year, applicable to the company’s acquisition of CrossView and Moda in 2015, and Conexus in 2016. Excluding the impact of the acquisitions, the organic growth of our service fee equivalent revenue was approximately 14%. Service fee gross margin decreased 100 basis points in 2016 to 31.2% compared to 32.2% last year. Adjusted EBITDA was $18.2 million in 2016 compared to $20.7 million in 2015. The 2016 adjusted EBITDA amount was towards the lower end of our previously issued guidance, and was impacted by the incremental operating costs, related to the new large fulfillment clients implemented in 2016 as well as the $0.6 million revenue adjustment applicable to the client transition.

Now turning to the balance sheet. We generated free cash flow of approximately $4 million in 2016. We define free cash flow as cash flow from operations less cash purchases of property and equipment. At December 31, 2016, cash and cash equivalents totaled $24.6 million, including restricted cash compared to $22.1 million at December 31, 2015. Total

WWW.SPCAPITALIQ.COM	2
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

debt was $59.7 million compared to $35.4 million. As such, our net debt position was approximately $35.1 million compared to $13.3 million, as of December 31, 2015. The increase in our debt position was primarily driven by funds used to support the 2016 acquisition of Conexus, and payment of calendar year 2015 related earnout liabilities applicable to prior acquisitions as well as the funding of capital expenditures, primarily for the build-out of facilities. Additionally, as stated on prior calls, our cash balance includes the benefit from the timing of certain cash collections received by PFSweb from our clients customers that are then later remitted to our clients. This benefit is generally higher during the December quarter, as a result of higher holiday season activity.

Now let’s review our 2017 outlook. As disclosed in the earnings release this morning, we will evaluate our omni-channel operations in 2007, and focus on driving higher margin — sorry, 2017, and focus on driving higher-margin engagements. On a year-over-year basis, this will present a slight revenue headwind, however, we plan to utilize the related infrastructure capacity for more profitable engagements in the second half of the year. As a result, we are slightly pairing back our 2017 service fee equivalent revenue guidance, and expected to range from $240 million to $250 million compared to our previously issued guidance of $245 million to $260 million. However, we are maintaining our expectation for adjusted EBITDA to range between $23 million and $26 million, reflecting 26% to 43% growth from 2016.

We also expect our annual outlook for adjusted EBITDA to be weighted towards the back half of the year. From a margin perspective, we will continue to target service fee gross margin of 27% to 32%. Our service fee gross margin will continue to be impacted by the relative proportion of our infrastructure-related services versus our higher-margin professional services activity as well as project work.

We currently expect that our first 3 quarters would be towards the higher end of this gross margin range, and our fourth quarter would be closer to the middle of this range, as a result of the higher percentage of activity in the fourth quarter being driven by lower gross margin omni-channel operations.

There are few additional items as they relates to our target for 2017. We expect our product revenue business to continue to decline slightly in 2017 to a level of $38 million to $45 million, and our expected gross margin on this revenue to be approximately 5%. We currently expect our capital expenditures to be in the range of $9 million to $12 million in 2017, some of which is expected to be funded by capital leases or debt.

For depreciation and amortization, excluding amortization of acquisition-related intangible assets, we expect D&A in 2017 to be between approximately $12.5 million and $13 million. And our amortization of acquisition-related intangibles is expected to be approximately $3.2 million, in 2017.

For interest expense, we do expect to see an increase related to higher average borrowing levels as well as slightly higher rates. We currently expect our interest expense to be between $2.5 million and $3 million for 2017 as compared to $2.3 million in 2016. For income taxes, we currently expect our tax provision to be relatively consistent compared to 2016, ranging from between $2 million and $3 million.

Lastly from a cash flow perspective, in 2017, we expect to generate positive free cash flow of approximately $4 million to $8 million.

From a quarterly perspective, we would expect our service fee equivalent revenue to reflect growth of approximately 10% in the beginning to the year, and then expect that growth rate will taper off in the second half of the year as we migrate away from some of the lower margin engagements. For adjusted EBITDA, we would expect our first quarter of 2017 to be down slightly from the prior year level, as we continue to transition the one client engagement and make operational enhancements for the other large new clients. We then expect year-over-year improvements through the rest of the year. This concludes my overview, and I’ll turn it back over to Mike. Mike?

WWW.SPCAPITALIQ.COM	3
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

Michael C. Willoughby

Chief Executive Officer and Director Thank you, Tom. As mentioned earlier, we had a record year of bookings in 2016, driven largely by the investments made in sales, marketing, infrastructure and acquisitions over the last couple of years. But before jumping into the usual bookings and business development commentary, I’d like to briefly touch on our operations from the fourth quarter and the holiday season. We did notice some interesting trends emerging during the last holiday, including an apparent change in promotional activity that had the effect of spreading order volumes out over a somewhat longer period of time compared to prior holidays. For instance, across our global operations, 2016 Cyber Monday order lines were down 34% compared to 2015 Cyber Monday. But for the entire 2016 peak week, which is the 7-day period beginning with Black Friday, order lines were up 48% compared to 2015 peak week. This does illustrate the challenge of forecasting and staffing to client order volumes on a day-by-day basis during the holiday. However, I believe this is a positive change that should it become a trend, would help us more efficiently support client volumes throughout the entire holiday period. Now moving on, I’d like to briefly comment on a few of our solutions that recently went live. Last week, we are able to announce our extension with L’Oreal U.S.A., and if you missed the press release, we signed a 3-year extension to continue providing services for many of their top brands. These services include customer care, order fulfillment, product merchandising and order and fraud management for 10 brands in the U.S. The continued expansion of our relationship with L’Oreal further reflects the value we can provide to enterprises with multiple brands with different identities, and also validates the success of our Land and Expand strategy. During the fourth quarter, we also had 3 other solutions go-live. These included a European fulfillment solution for a major adult beverage brand, and expanded end-to-end solution for a leading beauty and cosmetics brand and a new e-commerce site for a Canadian-based natural wellness company built on the Salesforce Commerce Cloud platform. We hope to be able to share a few of these names with you in the coming weeks, as we seek and receive approval from the clients. Moving on to some details about our bookings. During the fourth quarter, we booked 40 new agency and technology projects, worth an estimated $12 million in total, bringing the total project bookings value for calendar year 2016 to approximately $46 million. We also booked 5 new recurring revenue service engagements, worth an estimated total of $3 million in lifetime contract value, bringing the total recurring revenue bookings for 2016 to approximately $132 million. These lifetime contract bookings include the signing of new B2B contracts with 2 new clients to provide a variety of e-commerce development services. First, we signed a 2-year engagement with a leading provider of electrical, industrial and communications equipment. This contract is to provide a wide variety of development services, including database support and manage services on the SAP Hybris platform. And this 2-year contract is estimated to be worth over $1.5 million in lifetime contract value. Next, we signed a 2-year agreement with a global manufacturer and supplier of Safety Products. This contract is to provide a variety of development services, including e-commerce development, posting and manage services once again on the Hybris platform. This contract is estimated at just over $1 million in lifetime contract value. I mentioned on our previous call that B2C opportunities would likely slowdown in the fourth quarter, as those companies focus on operating their business during the holiday. On the other hand, we’re expected to pursue B2B opportunities that didn’t experience holiday peak periods. These 2 bookings, I just mentioned, are perfect examples of that trend, to generate additional sales in what has been typically a slower selling quarter. Our new services on the Hybris platform enabled us to compete for these B2B opportunities, and we continue to see momentum from our Hybris practices as we move into 2017. The remainder of the Q4 recurring revenue bookings are from smaller engagements, including agency services retainer contracts. Moving on to the 40 project bookings. Similar to last quarter, these projects were a mix of technology and agency services for new and existing clients. To comment on a few, we signed a project agreement with a men’s and women’s casual apparel brand to provide e-commerce development and agency services on Hybris. This total project is estimated to be worth about $2 million, which includes upgrading them to the latest Hybris platform, creating an online employee store, and creating a guided selling experience application within the site. In addition, we signed 2 e-commerce consulting contracts, which are smaller revenue projects that helped us further monetize our thought leadership and served to help offset our cost of sales. Services included are tool selection, detailed requirements gathering and defining the full scope in order to provide a more accurate quote for the larger project follow. After completing these projects worth about $300,000 combined, we anticipate larger revenue projects to be booked with both of these clients in Q2 to actually build the new e-commerce sites. And as a reminder, we launched our strategic consulting practice in late 2015, and project wins like this, prove the effectiveness of the model, and our improved ability to be included earlier in the commerce of the evaluation process, which we believe will enable us to continue winning larger engagements, while exposing us to a broader target market. Overall, I’m very pleased with the performance of our sales teams in the quarter and in 2016 altogether. At December 31, we had over 175 active client engagements. Looking at our current sales pipeline, we’re in the middle of one of our busiest sales period of the year, as many brands and retailers look to get new contracts and begin implementations to go-live before the next holiday season. This includes both onetime projects as well as potential recurring revenue engagement in our primary B2C

WWW.SPCAPITALIQ.COM	4
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

market, but can also be true for the B2B segments. As Tom noted earlier, we expect our 2017 service fee equivalent revenue to grow mid-to-high single digits, with adjusted EBITDA growing more than 25%. These anticipated 2017 results reflect our decision to terminate engagements that do not meet our minimum level of profitability, freeing up resources for higher-margin engagements to come online later in the year. As a result, and as Tom indicated earlier, our churn rate and our recurring revenue base is likely to be higher than our targeted rate of 5% to 8% creating some revenue headwinds in the business in 2017, but allowing us to largely mitigate impact to our bottom line. We are targeting to return to an organic service fee equivalent revenue growth rate of 10% to 15% thereafter. We’ve also instituted a process change in our sales and client on-boarding cycles, to do our best to avoid engagements that could be deemed to have a poor risk reward profile similar to the recently launched fulfillment client that has led to operational challenges. We plan to utilize those challenges as a learning experience, not just to identify high-risk engagements, but also better manage the timing of those engagements, as we look to avoid launching large fulfillment clients around their seasonal peak periods. Also, in light of this new positioning, we’ve recently come across some new lower risk and higher-margin revenue streams from providing order management technology on a hosted basis. Typically, we’ve provided our hosted OMS as part of an end-to-end engagement, including our fulfillment services, but our targets for these new agreements are for customers that don’t have an interest in outsourcing their fulfillment operations, but are looking for an enterprise caliber hosted order management solution as part of an e-commerce platform installation. Building our OMS into the deployment of any of the platforms we support is relatively straightforward since we pre-integrated the platforms into our OMS. This type of hosted OMS fills a gap in the market where the platform providers and traditional OMS and ERP vendors do not have a hosted offering that is quick to launch. Providing this service enables us to help our clients with order execution technology assistance, without requiring them to relocate the physical fulfillment and customer care. Now to the extent that we are able to increase these type of engagements in the future, we would expect a positive affect on our gross margins in the operational segment of our business, and a reduction in the execution risk, especially during the holiday. Now moving on to some recent market developments. In January, you may have seen our joint announcement with Salesforce, including our connected commerce offering. As part of the Salesforce Fullforce solution program, this offering highlights our deep expertise on both Salesforce Marketing Cloud and Salesforce Commerce Cloud. Combined, we have over 15 years of experience, working with these technologies. And as a result, we are able to rapidly and effectively integrate these cloud solutions for clients to create tailored, triggered and relevant messaging to their end customer. This collective platform experience differentiates us from our competitors and enables us to develop a stronger, more value-added relationship with Salesforce. We are thrilled about the revenue opportunities this formalized program can bring as we are now one of the premier Commerce Cloud system integrators in the world. Our competitive landscape does continue to evolve with some competitors struggling, new entrants into the market, consolidations and acquisitions continuing, and partners making substantial changes to their product offerings. In the world of e-commerce, change is the only constant. The rapid changes in the competitive landscape don’t surprise us. But they do validate the attractiveness of the e-commerce industry and the growth opportunities associated with our markets. According to eMarketer, the North American e-commerce market is predicted to grow 15% in 2017, and reach $728 billion in sales by 2020. We believe, we are well positioned to take advantage of this growing market, and we’ll continue to differentiate ourselves by providing our clients with a holistic and global view of their customer, through our world-class agency, technology services and operation solutions. Tom and I look forward to engaging with all of our investors to answer questions and to communicate our exciting and admittedly complex story. And we will have many opportunities to meet with you at various conferences over the next quarter, and we are always happy to make ourselves available by phone. Now Lisa, we’re ready to open up the call for question-and-answer.

WWW.SPCAPITALIQ.COM	5
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

Question and Answer

Operator

[Operator Instructions] And our first question will come from George Sutton with Craig-Hallum.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Guys, I have three questions. First question, really relates to the macro thesis coming out of this past holiday season. So it certainly our understanding that lot of brands that were built in-house for all of this work we’re unable to scale during the quarter. And that may have created some incremental opportunities for you looking out into 2017. Could you — has that made its way into your funnel?

Michael C. Willoughby

Chief Executive Officer and Director

Well, George, it is an observation, I think, that was made, and we would tend to agree. The complexity of providing an enterprise class e-commerce solution, actually continues to increase, rather than decrease, which is a really interesting phenomenon in e-commerce. Typically with a technology oriented trend you see things simplified over time versus being more complex over time. As a result, I think, there are brands and retailers that have continued to struggle providing enterprise class type solution. Scalability issues can come up in the technology side. They can come up in the infrastructure and operations side. And I think, a lot of retailers and brands are struggling with how to implement omni-channel as a strategy at the same time. And so I do think it’s a favorable trend. I do think that it will continue to reinforce the value of outsourcing elements, if not all of the program. As I look at the pipeline today, I’d say that, as we’ve seen over the past couple of years, we have retailers and brands that are approaching us that did not have a great holiday, and they’re looking for us to help them in various ways to deal with that, so we certainly are seeing that as a trend. I would expect that especially with some of the aggressive moves that Amazon continues to make in the industry, that omni-channel would continue to be a top priority. And as, I did mention it in my comments, one of the things we are seeing is an increase in our strategic commerce consulting practice of clients coming to us to do omni-channel enablement assessments and to help them with their strategy. So I would definitely agree with your observation about the macro trend. And I do think that it benefits us in the near term and the long term.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Thank you for that. And relative to the challenge you had with the defined customer that’s moving off the platform. So it’s certainly our understanding that retailers have been more challenging for you over time, than have been branded product. Is that — is this just another statement to that effect or was this really related to the uniqueness of this one retailer?

Michael C. Willoughby

Chief Executive Officer and Director

This was related to the uniqueness of this one retailer and their business model. As we discussed on the last conference call, the way that this particular product category has to be managed, was unique and different. And we simply missed some important details about that as we scoped the solution and implemented it. And while I do believe that, we could have reengineered the solution in 2017, it really came apparent in Q4, that for both us and our client the best solution was to disengage. Your point about retail versus brands, I think, is an important point. It really has more to do with the fact that we typically see large retailers as they scale the business, look to in-source certain functions, more often than we see brands and brand manufacturers doing that. I wonder kind of based on your previous macro

WWW.SPCAPITALIQ.COM	6
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

comment, whether or not that will hold true, and whether we will see some of our larger retailers, I think, twice about in-sourcing some things that are complicated, and difficult to scale, and whether or not those things really are core competency for retailers. So it’s interesting just to try to see the trends, but I think, in the case of this one client, it’s really is more about the solution, not about the category in fact from the point of retailer.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

good point on retail. So one last question relative to CrossView, very encouraged that has picked back up. Obviously, you had one strong platform, you were supporting one weaker platform. You, I believe, were moving people to the stronger platform, is that why you have seen the pickup there?

Michael C. Willoughby

Chief Executive Officer and Director

Predominantly, the strengthening in the one platform as we mentioned during my prepared comments has resulted in a number of new engagements. In the first part of the year, we kind of indicated to you guys that, even that platform was kind of getting off to a bit of a slow start. Our platform partner indicated they felt like their sales were going to be backloaded in the year, and that’s exactly what happened, and so, we’re really very excited about the traction in that platform. However, we did see a strengthening in the other platform as we, I think, did a really good job maximizing our engagements that we have with our current clients, and being able to show them additional value, and see some additional work coming from current clients. And because that platform is not currently selling a lot of a new software technology into the market, we have a renewed effort to target the overall installed base for that platform. And I’m hopeful that based on our current pipeline, we actually may see some net new clients to us, that are current clients of the platform where we’re effectively taking away some business from a competitor. So my hope is that, are platform practice remains stable, maybe, we’ll see some slight growth, but we’re most excited about the other platform where we had these B2B opportunities and we see a lot of traction.

Operator

We will go next to Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Just a kind of follow-up from George’s question. In terms of the pricing environment, obviously, it doesn’t seem like you guys have a hard time winning customers. It boils down to, obviously, bandwidth and the ability to integrate. But when it comes to the pricing, are you — as you alluded to, these systems and solutions are becoming much more complex, do you see the ability to take some pricing to be able to kind of increase wallet share a little bit? It just seems that this is not an easy thing to do. Like you said earlier, it’s getting more complex. But maybe talk through you guys thinking and thought process as you start bidding some of these businesses. And it sounds like you guys are focusing more on a more profitable customer. If you could walk us through that a little bit it would be helpful.

Michael C. Willoughby

Chief Executive Officer and Director

Yes. Well that’s exactly right. We are really trying to focus on opportunities where we feel like we can see margin expansion versus opportunities that may end up being in the more commoditized areas of our solution. So you probably will see us focus less on some of these large fulfillment opportunities that can be at the lower end of our margin range as well as bringing some significant execution risk. It’s not that we’re not still looking at those opportunities, but, I think, the focus is more on end-to-end opportunities, and professional services where we see the higher margins. One of the interesting trends, I think, and I mentioned in my prepared comments, is the earlier we are able to engage with the client and the more strategic that we’re able to be with the client, the more opportunity there is to provide the higher-margin services, and so, those strategic consulting services where we are engaging with the clients to do retail strategy, to do

WWW.SPCAPITALIQ.COM	7
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

omni-channel readiness assessments, to engage in what we would call define and design activities, either prior to a platform selection or at the same time that the pattern selection process is going, generates service revenue opportunities for us, are at the highest end of our margin range. And so, we will target to do more and more of that. We expect to be building that part of our business up. We’re looking to embed that kind of strategy support into our client relationships or even in an existing client relationship we can bring services to them that are more transformational for them and also at the higher-margin range. And generally, if you were just to look at the client life cycle and you were to look at the components that we’re providing all the way from strategic consulting through digital agency and the technology services, end-to-end operations, the margin expectations follow that life cycle. They are at the very highest in the range with the strategic support, somewhat lower, although, still very high in the digital agency. We see some commodity pressure in the tech services around just deploying an e-commerce platform, that we tend to make up for with services, such as content management and advanced user experience development, things like that. And then obviously, as has been the case, we see the most margin pressure in the operations side. And our strategy there is to focus on clients that really have the most complex needs in the highest sort of value-add service requirements. So that’s our strategy. I think, that the approach to really play to the complexity part of it, and to look for clients that have the need to really drive innovation and deploy the most complex solutions is the way for us to experience margin expansion.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

When you look at the number of customers, clients that you have there are the end-to-end solution relative to the broader number in the operations side of the house. What — is that one fourth of your customers, right now, you’re fully end-to-end with?

Michael C. Willoughby

Chief Executive Officer and Director

It’s a little over 25%. And now, a little less than half of the clients consume services from our operations. And so more than half, a little more than half of our clients are really just professional services. I’d expect with the growth and the attention that we’re placing on the services side of the business, that the percentage of clients that are consuming services just in the professional services segment will grow. My hope is that Land and Expand and as successful as that has been will help us to continue to increase the number of end-to-end clients as well. But I don’t, this year, anyway expect to see much of an increase in client opportunities that start out end-to-end. I do believe, Land and Expand is the way that we will continue to increase the number of end-to-end clients.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Then Tom, one quick one for you. So in the quarter you guys — looks like you took a $4 million expense that was an add back to EBITDA. Is that basically — it looks like most of it was up in the gross margin, was that all related to the cost from earn loss and writing down some of the expense in relation to winding that relationship Tom?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

No, the $4 million did not include anything related to that particular client engagement and client transition. The $4 million was completely related to kind of acquisition and restructuring related cost. Just about all of that was related to changes in the performance-based liabilities applicable to their earn out agreements that we have in place with that, with especially the CrossView business. If you would have recalled earlier this year, earlier in 2016, we had reduced the earn out liability based on lower expectations from that business in terms of their profitability contribution. As we’ve talked about, we saw improved performance during the latter half of 2016, and are forecasting good performance in 2017 as well, which resulted in an increase in that liability requirement. So just about all of that $4 million was applicable to that performance-based incentive liability component. Total liability at the end of December was little over $4 million. So it’s about $4.1 million.

WWW.SPCAPITALIQ.COM	8
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Basically, you write it to 0 and you had to write it back up, so...

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

It was. Yes. It was perviously about $400,000, and we wrote it up to $4.1 million or $4.2 million.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got it. Last question from me. So in terms of the customer loss, it’s basically, you’ve taken the $600,000 charge or basically walkaway from revenue. It goes all the way through. Are there any incremental costs now that you need to bear to wind that down or is that all been kind of factored in here?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

So as per my comments, we did talk a little bit about how the first quarter we do expect there to continue to be some impact on our bottom line in regards to that transitioning client, and the cost structure that we have in place to support them during this remaining couple of months’ time. So we’ve got that considered in our forecasting amounts included in the projection that we provided.

Operator

We will go next to Michael Graham with Canaccord.

Austin Moldow

Canaccord Genuity Limited, Research Division

Hi. It’s Austin on for Mike. Two questions please. On the revenue side, so the headwinds that are coming in the second half of the year, is that all from the just revenue loss from the discontinuation? Or are there more clients you anticipate, I don’t know, deemphasizing in the fulfillment engagement area? And then the second question is, if I’m just looking at bookings or lifetime value of bookings per engagement on the recurring revenue engagements, it looks like its -- those values are about half of what they were in 2015. So I don’t know, if that means that the bookings per customer of these contracts are becoming smaller and smaller. I was wondering if you could talk to that trend there, if there is any sort of major changes in your sales or strategy and pipeline over 2016, that would suggest that should continue?

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Austin. So with regard to the churn in 2017 and the revenue headwinds comment, clearly the loss of the fulfillment client is a major portion of that. Every year we would target around 5% to 8% churn in the recurring revenue part of the business. This year that churn is going to be higher, because of the loss of this one client. But also because we are taking, I think, an aggressive look at our client relationships, particularly in the operations area, and really wanting to make sure that we’re using our existing infrastructure resources to the most profitable use. So there will be some cleaning of our portfolio. That isn’t all that atypical, each year, as we have specific clients that churn out of the solution we tend to focus on the ones that are underperforming, not meeting our profitability expectations. This is a year, I think, where we are really quite focused on that, and wanting to set the business up in that part of the business -- part of our model to be much more profitable than we would have seen, certainly last year. So that’s the reason why we’re indicating that the churn rate is higher than we might expected in prior years. There is — there are — will be, as every year, some additional clients that churn out in addition to the one that we’ve mentioned. With regard to the bookings

WWW.SPCAPITALIQ.COM	9
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

information, on the project side, this year was an interesting year for us because we did see across all four quarters, a relatively consistent performance with project bookings. I mean we had a very strong Q4 when we expected that we might even see a decline, in large part that’s because of the B2B opportunities that we had, but we did continue to see some really interesting activity on the B2C side as well. Your observation about these average size of the project is correct. As we increase the attention and focus on selling professional services, we’ve seen a significant increase in the number of projects. And in many cases, the starting point with the client maybe a relatively small, define and design engagement or it could be a, what we call lift and shift replatforming effort, which may be less than $0.5 million in project revenue. And so, I do believe that, there is a mix of a few large projects every quarter and a number of smaller ones. My guess is that, 2017 will have a similar pattern to it. I’d like to see an increase in the overall number of projects. But, I think, the ratio of large to small will be similar and that means the average project size probably is similar as well. There maybe a quarterly variation as we go through the year, where we see a single large project come in and skew the results, but I think, overall across the year, the pattern you saw in 2016, I’d expect to be more or less repeated in 2017.

Operator

We will go next to Kara Anderson with B. Riley & Company.

Kara Lyn Anderson

B. Riley & Co., LLC, Research Division

So prior to the disengagement with the client, I’m just wondering if you began to fix the operational issues or if you sort of part ways before actually tackling that?

Michael C. Willoughby

Chief Executive Officer and Director

So we had, as indicated in our conference call, done some remediation already, both before and during their September and October peak period. And our thesis behind this client, one of the thesis points behind onboarding this client was an expectation that, as their late Q3 and early Q4 peak started to wind down that we would be able to reallocate, particularly, labor resources away from that client into other clients that had a traditional holiday peak. That part of the thesis actually turned out to be pretty accurate. We did have the opportunity to move labor in the DC from that client over to other clients. Interestingly, that client continued do have a very strong performance during Q4, particularly, in the party supply side of that business, which presented challenges for us, given the lack of profitability in the account. But it also made it more difficult for us to continue to do remediation, while at the same time, we’re supporting all of our clients during the holiday in that part of their business. So the reality is that, while we had done some work to put on paper, the reengineering solution and presented to the client, what we believe would effectively right-size and reengineer the solution to get us and them where we wanted them to be. That work was not going to be able to happen until Q1 and early Q2 of this year. And as we just looked at that effort and the execution risk associated, we both came to the conclusion that, rather than making that investment, it was better to disengage. So really not a lot of investment in Q4, more just the ideation aspect had occurred in Q4.

Kara Lyn Anderson

B. Riley & Co., LLC, Research Division

Great. And then, you said you plan to use the related infrastructure capacity for engagements in the second half of this year. Do you already have specific clients sort of slated for that capacity? Or is that just people who might be in the pipeline?

Michael C. Willoughby

Chief Executive Officer and Director

So we do have clients slated for that capacity. And it’s nice that we actually have some current clients, where we have some expansion opportunities that are going to enable us to utilize at least a portion of that space. I think we will have some capacity beyond what the current client needs in order to sell, and so, always good to have selling capacity. And

WWW.SPCAPITALIQ.COM	10
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

our preferences this year to move current clients that are expanding and new clients into existing infrastructure was much easier for us to manage that versus opening a brand-new facility, particularly in the Memphis area. We still are evaluating along with our clients, where there is opportunity to expand our fulfillment footprint in a very targeted way, on both the West Coast in the U.S. and also in the U.K. Our current expectation is that U.K. has precedence, which is consistent with what we said last year. But even in that scenario, we are really looking to support our clients in their expansion versus opening a large new facility, that creates capacity that then has to be sold. So this is really tracking with our current clients versus looking to aggressively expand fulfillment capacity without the clients being there to support it.

Operator

We will go next to Ryan MacDonald with Wunderlich Securities.

Ryan MacDonald

Wunderlich Securities Inc., Research Division

Can you go into a little more deeply about some of the process changes that you had for sales and client on-boarding you talked about, particularly in relation to, as you’re looking at the first half of this year, where you tend to see a little bit more aggressive recurring revenue engagement activity and how that could potentially be impacting your sales cycles or client on-boarding cycles?

Michael C. Willoughby

Chief Executive Officer and Director

Sure, I can comment on that. So as we were doing the obvious lessons learned process with the client that we on-boarded, that in the end, in retrospect, and with hindsight, we probably have chosen not to engage with, because of the unique aspect of the business model, and the challenges we had operating them profitably. We made some business process changes. I mean, I would categorize those process changes largely as risk management or risk evaluation changes, where we have the opportunity to look at deals that are flowing through our sales pipeline, and score them for what we believe the risk and reward, and effort, will be to engage with a certain client. And what we’re looking for, and we are able to score for, our clients that are relatively low effort and low risk, and hopefully have the potential for high reward. That clearly defines the sweet spot for us. If we see clients that are in that quadrant from the scoring perspective, we want to move them quickly through the sales cycle. We put a focus on winning those deals because clearly that’s a sweet spot. But we also want to recognize where we see clients that are high risk and high reward, because they still might be very interesting to us, but require additional focus, and additional governance, and additional executive oversight, in order to make sure that we minimize the risk, and we actually realize the reward. And so, we’ve already seen some really interesting results by implementing those process changes by being more rigorous in that evaluation. And I think that it’s actually going to help us reduce our overall cost of sales because we will spend less time with opportunities that ultimately we were not interested in, and be able to qualify them out of our sales pipeline earlier in the process, and then just focus on the ones that really have the potential to generate reward at a lower risk profile. So it’s a formal process that we’re doing, every two weeks. We’re looking at the pipeline, making that evaluation. And I don’t expect that, that will impact the conversion rate through our sales funnel, at the back half of the sales funnel stage, what we call stage 4 and 5. I do expect, it will help us to qualify out deals that we wouldn’t have wanted to engage earlier in the process, which is helpful.

Ryan MacDonald

Wunderlich Securities Inc., Research Division

Got it. Thank you. And then just, and I guess, one for Tom. As you look into 2017 and look at sort of the strengths of the balance sheet and the capital structure, how do you balance out sort of investing for growth within the company with also then paying down debt? And then if there is an ideal leverage ratio that you are shooting for, I guess, on the balance sheet. If you could give any commentary around that as well, it would be helpful?

WWW.SPCAPITALIQ.COM	11
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Okay. So, as we take a look at our capital expenditure requirement for this upcoming year, I provided guidance earlier that it’s expected to be, somewhere between $9 million to $12 million. We would expect a portion of that to be funded by cash, and then also would expect some of that to be funded by either debt or capital leases as we go forward. As we look at each of those expenditures, we always try to evaluate types of things it’s need for. Usually what we have is, certain amount of, lets call it, kind of $2 million to $3 million a year what I would categorize as, maintenance type CapEx, just to keep the world-class capabilities up and running properly throughout our infrastructure, whether it’s IT, call center or DC. We would expect some kind of internal development activity for certain of the capabilities that we have. And then we would expect others to be related to new client opportunities, as they go forward. So we do look at a kind of our analysis to ensure that the investments that we’re making are appropriate. From a calendar year ‘17 standpoint, my expectation is that we will be generating free cash flow in the business of somewhere around $4 million to $8 million. The expectation would be that would be utilized to reduce our debt structure through the year.

Operator

[Operator Instructions] We will now go to Kevin Kopelman with Cowen and Company.

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Just had a couple of quick ones. First, just to help us with the model here. Could you let us know how much contribution you got in 2016, from the contract that you are exiting, in terms of revenue and EBITDA and even bookings if you could? And then I have a follow-up?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Unfortunately, we don’t give specific guidance input on specific clients like that. So I can’t share with you the revenue makeup of that particular client. So I apologize for that, but a practice that we have.

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Sure. Let me ask it in a different way, which is, I think, you lowered the revenue guidance by $5 million to $10 million. Was that — is that all from the change — is the change entirely from the expectation of exiting engagements not just with a particular client, but in the broader sense that you’re discussing?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Yes, yes. The would be — the primary reason for the change is not only this particular one client, but also kind of a change in some of the other lower margin engagements that we expect this year.

Kevin Campbell Kopelman

Cowen and Company, LLC, Research Division

Okay. And then, and my second question is just as we are here today, it’s a couple of weeks from the end of the quarter, can you give us an update — it’s part — I think you are into kind of the peak bookings season. Can you give us a sense of what we should expect for bookings or what you’ve seen quarter-to-date in terms of bookings in Q4? The number was kind of flattish, on a year-over-year basis. What are you seeing so far for Q1?

WWW.SPCAPITALIQ.COM	12
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

Michael C. Willoughby

Chief Executive Officer and Director

So, in the prepared comments, I indicated, we feel like we have a really strong platform, strong pipeline. The Q1 and Q2 are actually technically the sort of height of the selling season. So it will be really interesting to see what closes out over the next 2 or 3 weeks versus kind of what closes out in the first part of Q2. And we’re not in the business of, sort of, pre-enhancing a quarter. But I would say that, if I look at how I felt about Q1, particularly, the professional services pipeline, in Q1 last year versus this year, we’re feeling very optimistic and we’re feeling like we have a strong pipeline, so it’s looking good. You probably will expect less recurring revenue bookings this year, kind of with the emphasis on professional services and this higher focus on looking for high margin opportunities even in our BPO. And based on what I’m seeing right now, I think, there’ll be more contribution from current clients versus net new than we might have seen last year. But we still have a long way to go in our selling season.

Operator

And we will go next to Timothy Klasell with Northland Securities.

Timothy Elmer Klasell

Northland Capital Markets, Research Division

Just a few quick questions. And I’m sorry, I have some technical difficulties, I missed a couple of these. First, you talked about the Land and Expand. Maybe you could remind us what the sort of the timeframe is when you sort of land a smaller, maybe more point-type project and expand to the end-to-end. How long is that normally take, before seeing any shift in that, as you begin to sort of focus a little bit on different type of projects, if you’ll, with that cycle?

Michael C. Willoughby

Chief Executive Officer and Director

It’s an interesting question. And there is no stereotypical profile that I could give you. I could kind of talk about some trends. It really depends on what the entry point is with a client and where they are in their kind of overall journey with regard to putting a commerce program together. The earlier that we are able to engage with the client in decision-making. So if we’re able to engage with the client in a strategic way with a consulting engagement, what generally happens is that you end up with a steady stream of additional work that serves you increase the intimacy of the relationship and the stickiness that we have, and has the most potential to create linear fashion an end-to-end type relationship. Whereas, if the engagement begins with say, an operational opportunity, like their switching fulfillment partners, then, to an extent, you are sort of swimming upstream, and you’re having to present a value proposition to a client, who is probably already got a lot of pieces in place, and so maybe it’s a little bit harder work, but you’re starting out with a much chunkier revenue base. And, of course, the operation services that we offer have their own type of stickiness, usually in the form of a long-term contract. So what we would really want to see is an increasing number of professional services engagements, where we are helping to evaluate approaches and platforms and to be involved in sort of the innovation aspect of a program. And then from that point, just continue to present our — the rest of the service offering. And I’d expect where we can grow from the services, ad agency services, help them with the technology replatforming. That’s the best path and the most predictable path to ultimately being end-to-end. And in that scenario, it could be anywhere from 6 months to 18 to 24 months of time, where you’re stitching together the project opportunities and ultimately kind of at the right places at the right time when the other changes might happen to allow you to pick up the entire scope to service.

Timothy Elmer Klasell

Northland Capital Markets, Research Division

Good. Helpful. And then the next question, your revenue expectations for ‘17 are, obviously, a bit lower, but the EBITDA is holding. So the revenue loss for — were probably at roughly 0 margin, let’s say. Did that all come from the one client where you disengaged? Or was that, you mentioned earlier, about going through and maybe trimming the portfolio from lower margin type businesses or disengaging from some of the lower margin type businesses. So the question is, did all that impact or that lack of impact come from that one client or there some other clients that you’re de-emphasizing?

WWW.SPCAPITALIQ.COM	13
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

So this is Tom. It’s a combination. As I said, earlier, obviously, the one client transition does impact us from a topline standpoint. And then, some of these other migrations away from some of the lower margin omni-channel client engagements that we have today, is also impacting us from a top line standpoint, but it is having minimal impact to us from a bottom line standpoint.

Timothy Elmer Klasell

Northland Capital Markets, Research Division

Okay. And then one other one. I’m sure you probably hit this. Of the client you — the one client you’re disengaging with, what will they be doing going forward? Are they bringing it all in-house or they doing something else?

Michael C. Willoughby

Chief Executive Officer and Director

So we are not completely certain of the detail plans. But, I think, from a fulfillment perspective, we expect they’re going to transition to a different third-party provider. Hopefully, one who has more experience and a portfolio of clients that have as the similar kind of product categories what they have versus the verticals that we’re supporting today. But I believe, it’s to a different third-party provider.

Operator

And at this time, this concludes our question-and-answer session. I’d now like to turn the conference back to Mr. Willoughby, for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Lisa. And I’d like to thank everyone that attended the call today. We remain incredibly excited with the many developments in our business. We look forward to moving past this one client engagement, and leveraging our resources in a better way. And we also look forward to speaking with our investors and analysts, really, just around the corner, when we report our first quarter results in May. In the meantime, as I said earlier, we will have opportunity at various conferences to meet with you, and we are always willing to jump on the phone and answer questions. So reach out to Tom and I, if you would like to take advantage of that opportunity. Thank you, and I hope everyone has a great day.

Operator

And ladies and gentlemen, that does conclude our conference for today. You may now disconnect your lines at this time. Thank you for your participation.

WWW.SPCAPITALIQ.COM	14
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.

PFSWEB INC. FQ4 2016 EARNINGS CALL MARCH 16, 2017

The information in the transcripts (“Content”) are provided for internal business purposes and should not be used to assemble or create a database. The Content is based on collection and policies governing audio to text conversion for readable “Transcript” content and all accompanying derived products that is proprietary to Capital IQ and its Third Party Content Providers.

The provision of the Content is without any obligation on the part of Capital IQ, Inc. or its third party content providers to review such or any liability or responsibility arising out of your use thereof. Capital IQ does not guarantee or make any representation or warranty, either express or implied, as to the accuracy, validity, timeliness, completeness or continued availability of any Content and shall not be liable for any errors, delays, or actions taken in reliance on information. The Content is not intended to provide tax, legal, insurance or investment advice, and nothing in the Content should be construed as an offer to sell, a solicitation of an offer to buy, or a recommendation for any security by Capital IQ or any third party. In addition, the Content speaks only as of the date issued and is based on conference calls that may contain projections of other forward-looking statements. You should not rely on the Content as expressing Capital IQ’s opinion or as representing current information. Capital IQ has not undertaken, and do not undertake any duty to update the Content or otherwise advise you of changes in the Content.

THE CONTENT IS PROVIDED “AS IS” AND “AS AVAILABLE” WITHOUT WARRANTY OF ANY KIND. USE OF THE CONTENT IS AT THE USERS OWN RISK. IN NO EVENT SHALL CAPITAL IQ BE LIABLE FOR ANY DECISION MADE OR ACTION OR INACTION TAKEN IN RELIANCE ON ANY CONTENT, INCLUDING THIRD-PARTY CONTENT. CAPITAL IQ FURTHER EXPLICITLY DISCLAIMS, ANY WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. CAPITAL IQ, SUPPLIERS OF THIRD-PARTY CONTENT AND ANY OTHER THIRD PARTY WORKING WITH CAPITAL IQ SHALL NOT BE RESPONSIBLE OR LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY DAMAGES OR LOSS (INCLUDING DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL AND ANY AND ALL OTHER FORMS OF DAMAGES OR LOSSES REGARDLESS OF THE FORM OF THE ACTION OR THE BASIS OF THE CLAIM) CAUSED OR ALLEGED TO BE CAUSED IN CONNECTION WITH YOUR USE OF THE CONTENT WHETHER OR NOT FORESEEABLE, EVEN IF CAPITAL IQ OR ANY OF THE SUPPLIERS OF THIRD-PARTY CONTENT OR OTHER THIRD PARTIES WORKING WITH CAPITAL IQ IN CONNECTION WITH THE CONTENT HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

© 2017 Capital IQ, Inc.

WWW.SPCAPITALIQ.COM	15
COPYRIGHT © 2017 S&P GLOBAL MARKET INTELLIGENCE, A DIVISION OF S&P GLOBAL INC. ALL RIGHTS RESERVED.